Exhibit 10.106

Grant No.:

FORM OF ENDO PHARMACEUTICALS HOLDINGS INC.

AMENDED AND RESTATED

PERFORMANCE AWARD AGREEMENT

UNDER THE 2007 STOCK INCENTIVE PLAN

This Amended and Restated Performance Award Agreement (this “Award Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Participant:

Address:	c/o Endo Pharmaceuticals Holdings Inc.
100 Endo Boulevard
Chadds Ford, PA 19317

Total Number of Restricted Stock Units Underlying the Target Performance Award:

Target TSR Stock Award:

Target Net Sales Stock Award:

Date of Grant:

Performance Period:

1. Grant of Performance Awards. The Company hereby grants to the Participant the total number of restricted stock units set forth above (the “Performance Award”), subject to all of the terms and conditions of this Award Agreement and the Plan.

2. Form of Payment and Vesting. The Performance Award shall represent the right to receive, on the first business day following the end of the Performance Period (as defined on Exhibit A), a number of shares of Company Stock equal to a multiple of the Total Target Performance Award (as set forth above), as determined in accordance with Exhibit A. Fifty percent (50%) of the Performance Award shall be eligible to be earned based on the Company’s total shareholder return (the “TSR Stock Award”) and 50% of the Performance Award shall be eligible to be earned based on Company net sales (the “Net Sales Stock Award”), in each case, as described on Exhibit A and, except as provided in Section 7 of the Plan or Paragraph 4 of this Award Agreement, provided that the Participant is employed by the Company through the last day of the Performance Period. Notwithstanding the above, earned shares of Company Stock shall be treated as delivered on the first business day following the last day of the Performance Period (the “Delivery Date”) provided that they are delivered on a date following the Delivery Date that is in the same calendar year as the Delivery Date or, if later, by the fifteenth day of the third calendar month following the Delivery Date. Any portion of the Performance Award that could have been earned in accordance with the provisions of Exhibit A that is not earned as of the last day of the Performance Period shall be immediately forfeited on the last day of the Performance Period.

3. Restrictions. The Performance Award granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture and until any additional requirements or restrictions contained in this Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.

4. Termination of Employment Services; Disability

(a) Termination of Employment For Cause. Upon a Participant’s termination of employment with the Company and its Subsidiaries for Cause prior to the end of the Performance Period, the Participant’s Performance Award shall be forfeited as of the date of such termination of employment.

(b) Termination of Employment On Account of Death. Upon termination of a Participant’s employment on account of death prior to the end of the Performance Period, the Participant’s Performance Award shall vest as of the date of such termination of employment at target levels and shall be settled in shares of Common Stock for the benefit of the Participant’s estate no later than the end of the calendar year in which the Participant’s death occurs or, if later, by the fifteenth day of the third calendar month following the Participant’s death.

(c) Termination of Employment On Account of Voluntary Retirement with Consent of Company. If the event of the Participant’s voluntarily Retirement with the consent of the Company prior to the end of the Performance Period, the Participant’s Performance Award shall continue to be eligible to vest in accordance with the performance-based vesting conditions set forth on Exhibit A hereto regardless of such termination of employment.

(d) Disability. If the Participant incurs a Disability that also constitutes a “disability” within the meaning of Section 409A of the Code prior to the end of the Performance Period, the Participant’s Performance Award shall continue to be eligible to vest in accordance with the performance-based vesting conditions set forth on Exhibit A hereto regardless of any subsequent termination of employment.

(e) Termination of Employment For Any Other Reason. Unless

otherwise provided in an individual agreement with the Participant, if the Participant terminates employment prior to the last day of the Performance Period for any reason other than the reasons enumerated in paragraphs (a) through (d) above, the Participant’s Performance Award as of the date of termination shall be forfeited.

5. Change in Control. In the event of a Change in Control, the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any Performance Awards shall lapse and, notwithstanding anything to the contrary in the Plan, the Performance Awards shall be deemed to be achieved at a 1.0x multiple of each of the Target TSR Stock Award and the Target Net Sales Stock Award (in each case, as set forth on Exhibit A) or, if greater, the payout levels prescribed by Exhibit A based on actual performance through the date immediately prior to the Change in Control, and such achieved Performance Awards shall be settled in shares of Common Stock immediately prior to the Change in Control. Any portion of the Performance Award that could have been earned in accordance with the provisions of this Section 5 that is not earned (in accordance with the provisions of this Section 5) as of the Change in Control shall be immediately forfeited on the Change in Control. Actual performance shall be calculated as if the last day of the Performance Period was the date immediately prior to the Change in Control and, for purposes of calculating the Multiple of Target Net Sales, Target Net Sales shall equal Target Net Sales (as set forth on Exhibit A) multiplied by a fraction equal to (i) the number of days elapsed between January 1, 2010 and the date of the Change in Control divided by (ii) 1096.

6. Change in Control Definition. Notwithstanding anything to the contrary in the Plan, for purposes of this Award Agreement, Change in Control means and shall be deemed to have occurred upon the first of the following events to occur:

(a)	Any “Person” (as defined below) is or becomes the “beneficial owner” (“Beneficial Owner”) within the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its “Affiliates” (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act)) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(b)

The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-

thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)	There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (A) a merger or consolidation which results in (i) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (ii) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(d)	The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (A) at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

For purposes hereof, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 15(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) with respect to any Award that constitutes a deferral of compensation subject to Section 409A of the Code, no such Award shall become payable as a result of the occurrence of a Change in Control unless such Change in Control also constitutes a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code.

7. No Shareholder Rights Prior to Vesting. The Participant shall have no rights of a shareholder (including the right to distributions or dividends) until shares of Company Stock are issued pursuant to the terms of this Award Agreement.

8. Performance Award (RSU) Agreement Subject to Plan. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted, in a manner to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

9. No Rights to Continuation of Employment. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate the Participant’s employment at any time for any reason whatsoever, with or without Cause.

10. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from any Performance Award granted hereunder or other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting of, lapse of restrictions on, or payment of any Performance Award.

11. Section 409A Compliance. The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of this Award Agreement and no payment shall be due to the Participant under this Award Agreement until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Award Agreement or the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise and each payment described in this Award Agreement or the Plan shall be treated as a separate payment of compensation. Notwithstanding anything to the contrary in this Award Agreement or the Plan, to the extent that any portion of the Performance Award is payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such portion shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

12. Governing Law. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

13. Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

14. No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.

15. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

16. Entire Performance Award (RSU) Agreement. This Award Agreement (including Exhibit A) and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof and supersedes all prior agreements relating to the Performance Award, including the award agreement dated February 19, 2010.

17. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

18. Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

19. Notices. All notices and other communications under this Award Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to Company:	Endo Pharmaceuticals Holdings Inc.
100 Endo Boulevard
Chadds Ford, PA 19317
Attention: Treasurer

If to the Participant:	At the address noted above.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

20. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

21. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Performance Award subject to all the terms and conditions of the Plan and this Award Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date set forth below.

ENDO PHARMACEUTICALS HOLDINGS, INC.

BY

/s/ David P. Holveck

Name: David P. Holveck

Title: President & Chief Executive Officer

PARTICIPANT

Signature

Print Name:

Date:

EXHIBIT A

1.	The Participant will be entitled to receive a number of shares of Company Stock as of December 31, 2012 equal to a multiple of the TSR Stock Award based on the Company’s relative Total Shareholder Return (as defined below) for the Performance Period as compared to the Total Shareholder Return for the Performance Period of companies comprising the NASDAQ Biotechnology Index as of both the first day and last day of the Performance Period, in accordance with the table below; provided, however, that, notwithstanding the table below, no portion of the TSR Stock Award shall vest if the Company’s Total Shareholder Return for the Performance Period is negative:

Performance Ranking vs. Index	Multiple of the Target TSR Stock Award
90th to 99th Percentile	2.0x
80th to 89th Percentile	1.75x
70th to 79th Percentile	1.5x
60th to 69th Percentile	1.25x
50th to 59th Percentile	1.0x
Below 50th Percentile	0.0x

“Total Shareholder Return” shall mean the appreciation of the Per Share Price during the Performance Period, plus any dividends paid on the applicable company’s common stock during such Performance Period.

“Per Share Price” shall mean the average of the closing prices of common shares for the applicable company during the eighty (80) consecutive trading days ending on the day prior to the applicable measurement date.

2.	The Participant will be entitled to receive a number of shares of Company Stock as of December 31, 2012 equal to a multiple of the Net Sales Stock Award based on the Company’s cumulative Net Sales (as defined below) for the Performance Period as compared to the Company’s Target Net Sales (as defined below) in accordance with the table below:

Net Sales Growth	Multiple of the Target Net Sales Stock Award
Equal to or greater than 105% of Target Net Sales	2.0x
Equal to or greater than 102% but less than 105% of Target Net Sales	1.75x
Equal to or greater than 100% but less than 102% of Target Net Sales	1.5x
Equal to or greater than 97% but less than 100% of Target Net Sales	1.25x
Equal to or greater than 93% but less than 97% of Target Net Sales	1.0x
Equal to or greater than 90% but less than 93% of Target Net Sales	0.75x
Equal to or greater than 87% but less than 90% of Target Net Sales	0.5x
Equal to or greater than 85% but less than 87% of Target Net Sales	0.25x
Below 85% of Target Net Sales	0.0x

“Net Sales” shall mean the revenues from the Company’s sales (including, but not limited to, sales of the Company’s pharmaceutical products) plus royalties and other payments earned from third parties as a result of licensing activities and royalties earned on sales of the underlying products, as recognized in accordance with accounting principles generally accepted in the United States (or another basis of accounting, such as International Financial Reporting Standards, should the Company adopt or be required to adopt another basis of accounting).

“Target Net Sales” shall be                                          for the Performance Period.

The determination of Total Shareholder Return and Net Sales will be made in the sole discretion of Board. The Board also has discretion to accelerate the vesting of all or a portion of the Participant’s Performance Award based upon the overall performance of the Company and/or the Participant or based upon any change in business conditions, provided that the exercise of such discretion would not cause a Performance Award that would otherwise be deducible as “performance-based” compensation within the meaning of Section 162(m) of the Code to become non-deductible.

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